INTERNATIONAL ASSETS REPORTS RECORD REVENUES (UP 125%) AND RECORD EARNINGS (UP 470%) FOR THIRD QUARTER

New York -- August 9, 2006 -- International Assets Holding Corporation (the "Company"; NASDAQ: 'IAAC') today announced net income of $3,286,000 for the three months ended June 30, 2006 ("Q3 2006") compared to $576,000 for the three months ended June 30, 2005 ("Q3 2005"), an increase of 470%. Earnings per share for Q3 2006 increased to $0.43 per share ($0.39 diluted) from $0.08 per share ($0.07 diluted) for Q3 2005. Operating revenues for Q3 2006 increased by 125% to $14,111,000 from $6,282,000 for Q3 2005. Total non-interest expenses for Q3 2006 increased by 63% to $8,248,000 from $5,070,000 for Q3 2005 and interest expense increased by 98% to $621,000 for Q3 2006 from $314,000 for Q3 2005.

The weighted average number of shares outstanding increased 4% from 7,416,000 for Q3 2005 to 7,710,000 for Q3 2006 (and, on a diluted basis, from 8,013,000 for Q3 2005 to 8,398,000 for Q3 2006).

Operating revenues of $14,111,000 in Q3 2006 were $7,829,000 higher in Q3 2006 than in Q3 2005. Of this increase, $1,943,000 was attributable to the international equities market-making business, $2,644,000 was attributable to the foreign exchange trading business and $3,493,000 was attributable to the commodities trading business.

Total non-interest expenses of $8,248,000 in Q3 2006 were $3,178,000, or 63%, higher than in Q3 2005. The increase in these expenses was primarily related to additional compensation and benefit costs, which grew by $2,315,000 due to an increase in the number of employees and higher variable compensation and bonus accruals arising from improved performance. Clearing and related expenses increased by $474,000, mainly because of increased activity in the Company's securities businesses.

In comparison to Q2 2006, operating revenues grew in Q3 2006 by 57%, non-interest expenses by 20% and net income by 201%. Operating revenues in the commodities trading business grew from $198,000 to $3,768,000 and in the foreign exchange trading business from $3,149,000 to $4,730,000.

For the nine months ended June 30, 2006 ("YTD 2006") the Company reported net income of $5,422,000 compared to $1,568,000 for the nine months ended June 30, 2005 ("YTD 2005"), an increase of 246%. Earnings per share for YTD 2006 increased to $0.72 per share ($0.66 diluted) from $0.22 per share ($0.20 diluted) for YTD 2005. Operating revenues for YTD 2006 increased by 70% to $31,463,000 from $18,525,000 for YTD 2005. Total non-interest expense for YTD 2006 increased by 39% to $21,226,000 from $15,263,000 for YTD 2005. Interest expense for YTD 2006 increased to $1,627,000 from $787,000 in YTD 2005.

Sean O'Connor, CEO, stated, "Our equities, foreign exchange and commodities businesses produced very strong performances during the quarter, while assets under management in our asset management business have grown significantly. The commodities result stands out in comparison with prior quarters but this is partly a consequence of the GAAP accounting treatment for our base metals business which commenced at the beginning of this fiscal year. The price volatility we experienced in base metals in the second and third quarters was unusual and under normal circumstances we would not anticipate such significant swings in reported earnings."

Fiscal 2006: Third Quarter Results -- Unaudited (*):
	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005	% Change Three Months	Nine months Ended June 30, 2006	Nine months Ended June 30, 2005	% Change Six Months
(in $'000)	("Q3 2006")	("Q3 2005")		("YTD 2006")	("YTD 2005")

Operating revenues	$14,111	$6,282	125%	$31,463	$18,525	70%
Interest expense	621	314	98%	1,627	787	107%
Net revenues	13,490	5,968	126%	29,836	17,738	68%
Non-interest expenses	8,248	5,070	63%	21,226	15,263	39%
Income before income tax and minority interest	5,242	898	484%	8,610	2,475	248%
Income tax expense	1,956	298	556%	3,188	870	266%
Minority interest	-	24	**	-	37	**
Net income	3,286	576	470%	5,422	1,568	246%

Earnings per share (in $):
Basic	0.43	0.08	449%	0.72	0.22	232%
Diluted	0.39	0.07	444%	0.66	0.20	236%
Weighted average number of common shares outstanding (in '000):
Basic	7,710	7,416	4%	7,570	7,263	4%
Diluted	8,398	8,013	5%	8,263	8,028	3%

(*) Condensed consolidated financial statements will be included in the Company's Form 10-QSB to be filed with the SEC. The Form 10-QSB will also be made available on the Company's web site at www.intlassets.com.

(**) Comparison not meaningful.

About International Assets Holding Corporation (Nasdaq 'IAAC')

International Assets Holding Corporation and its subsidiaries (the "Company") form a financial services group focused on select international securities, foreign exchange and commodities markets. We commit our capital and expertise to market-making and trading of international financial instruments, currencies and commodities. The Company's activities are currently divided into five functional areas -- international equities market-making, international debt capital markets, foreign exchange trading, commodities trading and asset management. Additional information regarding the Company is available on the Company's web site at www.intlassets.com.

Certain statements in this document may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond the Company's control, including adverse changes in economic, political and market conditions, losses from the Company's market-making and trading activities arising from counter-party failures and changes in market conditions, the possible loss of key personnel, the impact of increasing competition, the impact of changes in government regulation, the possibility of liabilities arising from violations of federal and state securities laws and the impact of changes in technology in the securities and commodities brokerage industries. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions, there can be no assurances that the actual results, performance or achievement of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Contact: Scott Branch, President
International Assets Holding Corporation
New York, NY 10017
Phone (888) 345-4685 x 335